Exhibit 18.01
[KPMG LLP Letterhead]

November 4, 2022
The Board of Directors
Citigroup Inc.
New York, NY
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Citigroup Inc. and subsidiaries (the Company) for the three and nine months ended September 30, 2022, and have read the Company’s statements contained in Note 15 to the condensed consolidated financial statements included therein. As stated in Note 15 to those financial statements, the Company changed its method of accounting for the subsequent measurement of goodwill as the Company historically performed its annual goodwill impairment test as of July 1 each year and during the quarter ended September 30, 2022, the Company voluntarily changed its annual impairment assessment date from July 1 to October 1 and states that the newly adopted accounting principle is preferable in the circumstances because it better aligns the
Company’s goodwill impairment testing procedures with its annual planning process and with its fiscal year-end and that the change in accounting principle did not result in any, nor does the Company expect the change in accounting principle to result in any, delay, acceleration or avoidance of an impairment charge. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2021, nor have we audited the information set forth in the aforementioned Note 15 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP